Exhibit 23.



                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-72996) pertaining to The Morgan Group, Inc. Incentive Stock Plan, in the Registration Statement (Form S-2 No. 333-63188) for the registration of 1,248,157 shares of its Class A common stock, and in the Registration Statement (Form S-8 No. 33-72998) pertaining to The Morgan Group, Inc. 401(k) Profit Sharing Plan of our report dated February 22, 2002 except for Note 2, as to which the date is March 29, 2002, with respect to the consolidated financial statements and schedule of The Morgan Group, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2001.


                                                        /s/ Ernst & Young LLP

Indianapolis, Indiana
March 29, 2002